EXHIBIT 99.1

PRESS RELEASE

Contact: Carole Collins

Director of Investor Relations

(770) 248-9600

INTERCEPT SIGNS LETTER OF INTENT TO

SELL MERCHANT SERVICES DIVISION

ATLANTA, GA (February 11, 2004)—InterCept, Inc. (Nasdaq: ICPT), a leading provider of technology products and services for financial institutions and merchants, today announced that it has entered into a letter of intent for the sale of its merchant services division, InterCept Payment Solutions (IPS). A management group from IPS led by its Chief Executive Officer, John M. Perry, will be part of the purchase group, along with a third party provider of merchant payment services for both traditional and web-based merchants. The proposed purchase price is $37.4 million, consisting of cash, a promissory note, and assumed liabilities. The sale, which is expected to close by the end of February 2004, is subject to execution of a definitive agreement and satisfaction of customary closing conditions.

As a result of the sale of the division, InterCept will incur a non-cash charge of approximately $135 million, prior to the recognition of any associated tax benefits. InterCept expects to recognize these amounts on its financial statements for the fourth quarter and year ended December 31, 2003.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and its industry. These forward- looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether the closing conditions to the proposed sale of InterCept’s merchant services division, including consents to the assignment of material contracts, will be satisfied; and whether the transaction will actually close in February 2004 as anticipated or at all. Other risks and factors that may affect InterCept and its share price are discussed in detail in the section in its most recent Quarterly Report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations—Disclosure Regarding Forward-Looking Statements.